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EXHIBIT 10 (cc)

RELOCATION PROGRAM DESCRIPTION

     The Company offers a relocation program (the "Relocation Program") for employees who relocate at the Company's request, and in appropriate circumstances, to new employees who relocate in connection with their employment by the Company. The Company believes this program is an attractive incentive to attract and retain key employees. The Relocation Program provides a relocating employee who is eligible for benefits under the Program with financial assistance, both in selling his or her existing home and in purchasing a new residence. Under the Relocation Program, an employee who relocates to a designated high-cost area (or in certain limited circumstances, to a location not designated as a high-cost area) is eligible to receive a first mortgage loan (subject to applicable lending guidelines) from Wells Fargo Home Mortgage, Inc., and a 30-year, interest-free second mortgage down payment loan in an amount up to 100% of his or her annual base salary to purchase a new primary residence. The Company may also provide a mortgage interest subsidy on the first mortgage loan of up to 25% of the employee's annual base salary, payable over a period not less than the first three years of the first mortgage loan. The second mortgage loan must be repaid in full if the employee terminates employment with the Company or retires, or if the employee sells the residence. In addition to first mortgage and down payment loan assistance, the Company may provide a transfer bonus of up to 30% of the eligible relocating employee's base salary. From time to time, benefits under the Relocation Program are made available, subject to management approval, to new and existing employees who are asked to relocate to an area not designated as a high-cost area if necessary to assist the Company in attracting and retaining highly qualified employees.
For any relocation, the Company will generally pay all related home purchase closing costs and household goods moving expenses for the relocating employee.

     With the exception of expenses paid to or on behalf of the employee to move household goods, the benefits described above (other than the mortgage loans) are treated as taxable income to the employee. The Relocation Program also includes, as an additional benefit, reimbursement of the amount of taxes paid on the taxable portion of amounts received by the employee under the Relocation Program.

     The Relocation Program also assists eligible relocating employees in defraying costs associated with selling their current residences. Available benefits may include payment of selling costs customarily incurred by a seller of residential real estate (such as real estate commissions, title and appraisal fees, and other routine closing costs), purchase of the relocating employee's home at its appraised market value by a third party relocation company using Company funds, and certain cash incentives to employees who locate buyers for their homes directly.